UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

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TWITTER, INC.

1355 MARKET STREET, SUITE 900

SAN FRANCISCO, CALIFORNIA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Wednesday, June 3, 2015

Dear Stockholders of Twitter, Inc.:

The 2015 annual meeting of stockholders (the “Annual Meeting”) of Twitter, Inc., a Delaware corporation, will be held on Wednesday, June 3, 2015 at 2:00 p.m. Pacific Time, at Yerba Buena Center for the Arts, YBCA Forum located at 701 Mission Street, San Francisco, California 94103, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class II directors to serve until our 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 10, 2015 as the record date for the Annual Meeting. Only stockholders of record on April 10, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

This proxy statement and our annual report can be accessed directly at the following Internet address: http://www.viewproxy.com/twitter/2015. You will be asked to enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Twitter and look forward to either greeting you in person at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Richard Costolo

Chief Executive Officer and Director

San Francisco, California

April 20, 2015

-i-

TWITTER, INC.

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Wednesday, June 3, 2015

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2015 annual meeting of stockholders of Twitter, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 3, 2015 at 2:00 p.m. Pacific Time, at Yerba Buena Center for the Arts, YBCA Forum located at 701 Mission Street, San Francisco, California 94103. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 20, 2015 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to serve until our 2018 annual meeting of stockholders and until their successors are duly elected and qualified;
•	on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and
•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election David Rosenblatt and Evan Williams as Class II directors;
•	to hold future stockholder advisory votes on the compensation of our named executive officers every ONE YEAR; and
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 10, 2015, the record date, may vote at the Annual Meeting. As of the record date, there were 654,381,146 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.  Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

•

Proposal No. 2: For the advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes from the holders of shares present in person or by proxy at the Annual Meeting and entitled to vote thereon will be considered the frequency preferred by the stockholders. If you “Abstain” from voting on Proposal No. 2, it will have no effect on the outcome. Broker non-votes also will have no effect on the outcome of this proposal.  However, because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

•

Proposal No. 3: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.cesvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 2, 2015 (have your Notice or proxy card in hand when you visit the website);
•	by toll-free telephone at (888) 693-8683 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•	notifying the Secretary of Twitter, Inc., in writing, at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103; or
•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the record date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver's license or passport, as well as proof of share ownership. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy.

Please note that seating is limited. Seating will begin at 1:00 p.m. and the Annual Meeting will begin at 2:00 p.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking in the area is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Richard Costolo, Anthony Noto and Vijaya Gadde have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 20, 2015 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors or on the frequency of future stockholder advisory votes on the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Twitter, Inc.

Attention: Investor Relations

1355 Market Street, Suite 900

San Francisco, California 94103

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 22, 2015. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Twitter, Inc.

Attention: Secretary

1355 Market Street, Suite 900

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2016 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 5, 2016; and
•	not later than the close of business on March 6, 2016.

In the event that we hold our 2016 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2016 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2016 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of 2016 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws, which were approved by our board of directors and stockholders in October 2013, is available on our website at http://investor.twitterinc.com. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. All of our directors, other than Mr. Costolo, our chief executive officer, are independent within the meaning of the listing standards of the New York Stock Exchange.  Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2015, and certain other information for each of the members of our board of directors with terms expiring at the annual meeting (who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
David Rosenblatt (1)(2)	II	47	Director	2010	2015	2018
Evan Williams	II	43	Director	2007	2015	2018
Continuing Directors
Peter Chernin (1)(2)	III	63	Director	2012	2016	—
Peter Currie (2)(3)	III	58	Lead Independent Director	2010	2016	—
Jack Dorsey	III	38	Chairman	2007	2016	—
Richard Costolo	I	51	Chief Executive Officer and Director	2009	2017	—
Peter Fenton (1)(3)	I	42	Director	2009	2017	—
Marjorie Scardino (3)	I	68	Director	2013	2017	—

(1)	Member of our compensation committee. Ms. Scardino will join the compensation committee on May 1, 2015, replacing Mr. Chernin.
(2)	Member of our nominating and corporate governance committee
(3)	Member of our audit committee

Nominees for Director

David Rosenblatt has served as a member of our board of directors since December 2010. Since November 2011, Mr. Rosenblatt has served as Chief Executive Officer of 1stdibs.com, Inc., an online luxury marketplace. From October 2008 to May 2009, Mr. Rosenblatt served as President of Global Display Advertising at Google. Mr. Rosenblatt joined Google in March 2008 in connection with Google’s acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and served in several executive positions during his tenure, including as Chief Executive Officer from July 2005 to March 2008 and President from 2000 to July 2005. Mr. Rosenblatt currently serves on the boards of directors of IAC/InterActiveCorp, a media and Internet company, and a number of privately held companies. Mr. Rosenblatt holds a B.A. in East Asian Studies from Yale University and an M.B.A. from Stanford University. Mr. Rosenblatt was selected to serve on our board of directors because of his operating and management experience with a range of Internet and technology companies, particularly his experience with companies that focused on monetizing large online audiences.

Evan Williams is one of our founders and has served as a member of our board of directors since May 2007. From October 2008 to October 2010, Mr. Williams served as our President and Chief Executive Officer, from July 2009 to March 2010, as our Chief Financial Officer and from February 2008 to October 2008, as our Chief Product Officer. Since April 2011, Mr. Williams has served as Chief Executive Officer of Medium, an online publishing platform, and since October 2006, as Chief Executive Officer of The Obvious Corporation, a technology systems innovator. Mr. Williams was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.

Continuing Directors

Peter Chernin has served as a member of our board of directors since November 2012. Since June 2009, Mr. Chernin has served as Chairman and Chief Executive Officer of Chernin Entertainment, LLC, a film and television production company, and The Chernin Group LLC, which is involved in strategic opportunities in media, technology and entertainment. Since October 2010, Mr. Chernin has served as Chairman and Chief Executive Officer of CA Media, LP, which builds and manages media, technology and entertainment businesses throughout the Asia Pacific region. From October 1996 to June 2009, Mr. Chernin served in several roles at News Corporation, most recently as President and Chief Operating Officer, and served as Chairman and Chief Executive Officer of The Fox Group, a subsidiary of News Corporation. Mr. Chernin currently serves on the boards of directors of American Express Company, a diversified financial services company, and Pandora Media, Inc., an online music streaming company. Mr. Chernin previously served on the boards of directors of various companies in the media industry and the technology industry, including News Corporation, DirecTV, Inc., E*Trade Financial Corporation and Gemstar-TV Guide International, Inc. Mr. Chernin holds a B.A. in English Literature from the University of California, Berkeley. Mr. Chernin was selected to serve on our board of directors because of his operating and management experience at global media companies, his expertise in online and mobile markets and other new technologies and his service on the boards of directors of numerous other companies.

Peter Currie has served as a member of our board of directors since November 2010. Since April 2004, Mr. Currie has served as President of Currie Capital LLC, a private investment firm. Mr. Currie previously served as Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation, a software company, and as Executive Vice President and Chief Financial Officer of McCaw Cellular Communications, Inc., a wireless communications company. Mr. Currie currently serves on the boards of directors of Schlumberger Limited, a petroleum industry services company, New Relic, Inc., a software company, and a number of privately held companies. Mr. Currie previously served on the boards of directors of Clearwire Corporation, CNET Networks, Inc., Safeco Corporation and Sun Microsystems, Inc. Mr. Currie currently serves as President of the board of trustees of Phillips Academy. Mr. Currie holds a B.A. in Economics and French Literature from Williams College and an M.B.A. from Stanford University. Mr. Currie was selected to serve on our board of directors because of his strong financial and operational expertise as a result of his service on the boards of directors of numerous other companies and experience serving in senior operating roles in high-growth, technology-driven companies.

Jack Dorsey is one of our founders and has served as the Chairman of our board of directors since October 2008 and as a member of our board of directors since May 2007. Mr. Dorsey served as our President and Chief Executive Officer from May 2007 to October 2008. Since February 2009, Mr. Dorsey has served as Co-Founder and Chief Executive Officer of Square, Inc., a provider of payment processing services. Mr. Dorsey currently serves on the boards of directors of The Walt Disney Company and Square, Inc. Mr. Dorsey was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.

Richard Costolo has served as our Chief Executive Officer since October 2010 and as a member of our board of directors since September 2009. From September 2009 to October 2010, Mr. Costolo served as our Chief Operating Officer. From June 2007 to June 2009, Mr. Costolo served as Group Product Manager at Google Inc., a provider of Internet-related products and services. From October 2003 to May 2007, Mr. Costolo served as Co-Founder and Chief Executive Officer of FeedBurner, Inc., an RSS subscription feed provider, which was acquired by Google in 2007. Mr. Costolo holds a B.S. in Computer Science from the University of Michigan, Ann Arbor. Mr. Costolo was selected to serve on our board of directors because of his extensive background as a founder and an executive of companies in the technology industry and the perspective and experience he brings as our Chief Executive Officer.

Peter Fenton has served as a member of our board of directors since February 2009. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp, Inc., a local directory and user review service, Hortonworks, Inc., an enterprise data management platform, New Relic, Inc., a software analytics company, Zendesk, Inc., a customer service platform, and a number of privately held companies. Mr. Fenton holds a B.A. in Philosophy and an M.B.A. from Stanford University. Mr. Fenton was selected to serve on our board of directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Marjorie Scardino has served as a member of our board of directors since December 2013. From January 1997 to December 2012, Ms. Scardino served as Chief Executive Officer and as a member of the board of directors of Pearson plc, a publishing and education company. From 1985 to 1997, Ms. Scardino served in several roles at The Economist Group, a media company, including as Chief Executive Officer. Ms. Scardino currently serves on the board of directors of International Airlines Group, an airline group, and served on the board of directors of Nokia Corporation, a telecommunications company, from 2001 to April 2013. Ms. Scardino holds a B.A. in Psychology from Baylor University and a J.D. from the University of San Francisco School of Law. Ms. Scardino was selected to serve on our board of directors because of her operating and management experience with media companies, and her service on the boards of directors of public companies.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Ms. Scardino and Messrs. Chernin, Currie, Dorsey, Fenton, Rosenblatt and Williams do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

Board Leadership Structure and Role of our Lead Independent Director

We believe that the structure of our board of directors and its committees provides strong overall management of our company. Our Chairman of our board of directors and our Chief Executive Officer roles are separate and our independent directors have appointed a Lead Independent Director. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Mr. Currie, as our Lead Independent Director, is empowered to, among other things, preside over meetings of our independent directors, approve information to be sent to our board of directors if requested to do so by our board of directors, approve proposed meeting agendas and schedules and call meetings of our board of directors or independent directors.  Mr. Currie also performs such additional duties as our board of directors may otherwise determine and delegate.

We believe this structure of a separate Chairman of our board of directors and Chief Executive Officer, combined with a Lead Independent Director, reinforces the independence of our board of directors as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our board of directors.

Board Meetings and Committees

During our fiscal year ended December 31, 2014, our board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Four directors attended our 2014 Annual Meeting of Stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Currie and Fenton and Ms. Scardino, with Mr. Currie serving as Chairman. Each of our audit committee members meets the requirements for independence for Audit Committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that Mr. Currie is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Among other responsibilities, our audit committee:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helps to ensure the independence and performance of the independent registered public accounting firm;
•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviews our policies on risk assessment and risk management;
•	reviews related party transactions; and
•

approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investor.twitterinc.com. During 2014, our Audit Committee held eight meetings and acted by written/electronic consent one time.

Compensation Committee

Our compensation committee consists of Messrs. Chernin, Fenton and Rosenblatt, with Mr. Fenton serving as Chairman. Ms. Scardino will join the compensation committee on May 1, 2015, replacing Mr. Chernin.  Each of our compensation committee members meets the requirements for independence for Compensation Committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Among other responsibilities, our compensation committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;
•	administers our equity compensation plans;
•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity compensation plans; and
•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investor.twitterinc.com. During 2014, our Compensation Committee held four meetings and acted by written consent eight times.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chernin, Currie and Rosenblatt, with Mr. Currie serving as Chairman, each of our nominating and corporate governance committee members meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Mr. Chernin will serve as Chairman of our nominating and corporate governance committee beginning on May 1, 2015.  Among other responsibilities, our nominating and corporate governance committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	evaluates the performance of our board of directors and of individual directors;
•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.twitterinc.com. During 2014, our nominating and corporate governance committee held four meetings and did not act by written consent.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

In 2014, our Corporate Governance and Nominating Committee retained the services of an executive search firm to assist it in identifying potential new candidates to join our board of directors.

Stockholder Recommendations and Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also nominate persons for our board of directors.  Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our General Counsel or our Legal Department at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. To be timely for our 2016 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than February 5, 2016 and no later than March 6, 2016.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.twitterinc.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

In December 2013, our board of directors, upon the recommendation of our compensation committee, adopted our Outside Director Compensation Policy for the compensation of our non-employee directors. Our non-employee directors will receive compensation in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”) and cash, as described below:

Equity Compensation. On the date of each annual meeting of stockholders, each of our non-employee directors is granted restricted stock units (“RSUs”) having a grant date fair value equal to $225,000, computed in accordance with FASB ASC Topic 718. The shares of our common stock underlying the RSUs vest in quarterly installments beginning the first quarter following the date of grant (on the same day of the month as the date of grant) but will vest in full on the date of the next annual meeting of stockholders if not fully vested on such date, subject to continued service through each vesting date. If, as of the date of an annual meeting of stockholders, one of our non-employee directors holds an equity award to acquire shares of our common stock that is not fully vested, the value of the new RSUs granted at such annual meeting of stockholders to such non-employee director will be reduced in accordance with the terms of our Outside Director Compensation Policy.

Cash Compensation. Each of our non-employee directors receives a quarterly fee of $12,500 in cash for serving on our board of directors.  In addition, members of the three standing committees of our board of directors are entitled to the following quarterly cash fees:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$7,500	$2,500
Compensation Committee	$5,000	$2,500
Nominating and Corporate Governance Committee	$3,750	$2,500

However, if a non-employee director held unvested equity awards with respect to shares of our common stock that were outstanding as of December 2, 2013, such director is not entitled to cash fees until the first month after he or she is fully vested in such equity awards.

Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive under our Outside Director Compensation Policy in the form of additional RSUs. Such election must be made no later than two weeks prior to the date of the annual meeting of stockholders on which the annual grant of RSUs described above will be made and the value of the RSUs granted at such annual meeting of stockholders will be increased by the amount of fees that would have otherwise been paid in cash.

Our 2013 Plan contains maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.

Compensation for 2014

The following table provides information regarding the total compensation that was earned by each of our non-employee directors in 2014.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Jack Dorsey (2)	—	—	—
Peter Chernin (3)	—	—	—
Peter Currie (4)	39,583	93,750	133,333
Peter Fenton	80,000	225,000	305,000
David Rosenblatt (5)	23,333	75,000	98,333
Marjorie Scardino (6)	20,000	75,000	95,000
Evan Williams	50,000	225,000	275,000

(1)

The amounts reported represent the total value of RSUs earned pursuant to our Outside Director Compensation Policy. Such value does not take into account any estimated forfeitures related to service-based vesting conditions. The stock awards earned in 2014 will be granted in 2015.

(2)

As of December 31, 2014, Mr. Dorsey held an option to purchase a total of 2,000,000 shares of our common stock. 25% of the shares of our common stock subject to this option vested on May 9, 2012, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such date. 1,791,667 of the shares of our common stock subject to this option were vested as of December 31, 2014.

(3)

As of December 31, 2014, The Chernin Group, LLC, for which Mr. Chernin serves as founder and chairman, held 200,000 RSUs.  25% of the shares of our common stock underlying the RSUs vested on December 1, 2013 and an additional 3/48th of the total number of shares underlying the RSUs vests in quarterly installments thereafter, subject to continued service by Mr. Chernin through each such vesting date. In July 2013, Mr. Chernin transferred all of his rights, title and interest with respect to the RSUs to The Chernin Group, LLC.  100,000 of the shares of our common stock underlying the RSUs were vested as of December 31, 2014.

(4)

As of December 31, 2014, Mr. Currie held an option to purchase a total of 400,000 shares of our common stock. 25% of the shares of our common stock subject to this option vested on November 18, 2011, and the balance vested in 36 successive equal monthly installments. All of the shares of our common stock subject to this option were vested as of December 31, 2014.

(5)

As of December 31, 2014, Mr. Rosenblatt held an option to purchase a total of 400,000 shares of our common stock. 25% of the shares of our common stock subject to this option vested on December 21, 2011, and the balance vested in 36 successive equal monthly installments. All of the shares of our common stock subject to this option were vested as of December 31, 2014.

(6)	As of December 31, 2014, Ms. Scardino held 4,018 RSUs. All of the shares of our common stock underlying the RSUs were vested as of December 31, 2014.

Directors may be reimbursed for their reasonable expenses for attending board and committee meetings.  Directors who are also our employees receive no additional compensation for their service as directors. During 2014, only Mr. Costolo was an employee. See the section titled “Executive Compensation” for additional information about his compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, David Rosenblatt and Evan Williams as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Rosenblatt and Williams will serve as Class II directors until our 2018 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Rosenblatt and Williams. We expect that each of Messrs. Rosenblatt and Williams will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year and expects that the first such advisory vote will be held at our 2016 annual meeting of stockholders. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Vote Required

The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders.  Abstentions and broker non-votes will have no effect on this proposal.

While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every year, two years or three years.

Our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
TO HOLD FUTURE ADVISORY VOTES ON NAMED EXECUTIVE
OFFICER COMPENSATION EVERY “ONE YEAR”

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2015. During our fiscal year ended December 31, 2014, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2015. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by PwC for our fiscal years ended December 31, 2013 and 2014.

	2013	2014
	(In Thousands)
Audit Fees (1)	$3,495	$4,212
Audit-Related Fees (2)	$733	$514
Tax Fees (3)	$574	$773
All Other Fees (4)	$179	$9
Total Fees	$4,981	$5,508

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for our fiscal years ended December 31, 2013 and 2014 also consisted of professional services rendered in connection with services rendered in connection with securities offerings.

(2)

Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisition and procedures related to other attest services.

(3)

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2014, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by PwC for our fiscal years ended December 31, 2013 and 2014 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by Twitter’s board of directors, which is available on Twitter’s web site at http://investor.twitterinc.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to Twitter’s financial reporting process, Twitter’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Twitter’s consolidated financial statements. Twitter’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Twitter’s consolidated financial statements and, starting in 2014, of Twitter’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Twitter’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;
•

discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Peter Currie (Chair)

Peter Fenton

Marjorie Scardino

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2015. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Richard Costolo	51	Chief Executive Officer and Director
Anthony Noto	46	Chief Financial Officer
Adam Bain	41	President, Global Revenue & Partnerships
Vijaya Gadde	40	General Counsel and Secretary
Alex Roetter	36	Senior Vice President of Engineering
Kevin Weil	31	Senior Vice President of Product

Richard Costolo has served as our Chief Executive Officer since October 2010 and as a member of our board of directors since September 2009. From September 2009 to October 2010, Mr. Costolo served as our Chief Operating Officer. From June 2007 to June 2009, Mr. Costolo served as Group Product Manager at Google Inc., a provider of Internet-related products and services. From October 2003 to May 2007, Mr. Costolo served as Co-Founder and Chief Executive Officer of FeedBurner, Inc., an RSS subscription feed provider, which was acquired by Google in 2007. Mr. Costolo holds a B.S. in Computer Science from the University of Michigan, Ann Arbor.

Anthony Noto has served as our Chief Financial Officer since August 2014.  From October 2010 to June 2014, Mr. Noto served as a Managing Director in the Technology, Media and Telecom Investment Banking Group at Goldman, Sachs & Co. Mr. Noto served as Co-Head of Goldman Sachs’ Technology, Media and Telecom Investment Banking group from September 2011 to May 2014. From February 2008 to September 2010, Mr. Noto served as the CFO of the National Football League. Mr. Noto holds a B.S. in Mechanical Engineering from the United States Military Academy and a M.B.A. from the Wharton School of the University of Pennsylvania.

Adam Bain has served as our President, Global Revenue & Partnerships since September 2010. From September 1999 to September 2010, Mr. Bain served in several roles at News Corporation, a diversified media company, including as Executive Vice President of Products & Technology and as President of its advertising arm, Fox Audience Network, Inc. Mr. Bain holds a B.A. in English Journalism from Miami University.

Vijaya Gadde has served as our General Counsel and Secretary since August 2013 and served as our Director, Legal from July 2011 to August 2013. From October 2010 to July 2011, Ms. Gadde served as Senior Director and Associate General Counsel, Corporate, at Juniper Networks, Inc., a provider of network infrastructure products and services. From October 2000 to April 2010, Ms. Gadde was an attorney at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Gadde holds a B.S. in Industrial and Labor Relations from Cornell University and a J.D. from New York University School of Law.

Alex Roetter has served as our Senior Vice President of Engineering since February 2015 and as our Vice President, Engineering from March 2013 to February 2015.  From October 2010 through March 2013, Mr. Roetter served in various other engineering roles at Twitter. From 2009 through 2010, Mr. Roetter was the Director of Engineering at Laufer Wind Group, a company developing radar technology for renewable energy applications. From 2002 to 2008, Mr. Roetter was a software engineer at Google Inc., where he worked on the founding team for AdSense and later on a variety of systems and ads quality projects. Mr. Roetter holds a B.S. and M.S. in Computer Science from Stanford University.

Kevin Weil has served as our Senior Vice President of Product since February 2015 and as our Vice President, Product from October 2014 to February 2015.  From May 2009 to October 2014, Mr. Weil served in various other product development roles at Twitter. Mr. Weil holds a B.S. in Physics and Mathematics from Harvard University and an M.S. in Physics from Stanford University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) includes a detailed discussion of compensation for the following current and former executive officers during the fiscal year ended December 31, 2014, which we refer to as our Named Executive Officers:

Richard Costolo	Chief Executive Officer (CEO)
Anthony Noto	Chief Financial Officer (CFO)*
Alex Roetter	Senior Vice President of Engineering
Kevin Weil	Senior Vice President of Product
Vijaya Gadde	General Counsel and Secretary
Mike Gupta	Former Chief Financial Officer*

* In August 2014, Mr. Gupta assumed a new role within Twitter and Mr. Noto was appointed CFO.

This CD&A is organized into four sections:

Section 1—Executive Summary

Section 2—Our Compensation-Setting Process

Section 3—Elements of Pay and 2014 Compensation Decisions

Section 4—Other Compensation Information

Executive Summary

Twitter’s mission is to give everyone the power to create and share ideas and information instantly without barriers.  We offer products and services for users, advertisers, developers and platform and data partners.  Our goal is to reach the largest daily audience in the world through our information sharing and distribution platform products.  We believe our audience is not limited to our users on the Twitter platform, but rather extends to a larger global audience. In order to achieve our goal, we must attract and retain employees who are experts both within and outside of their domain and who are agile enough to quickly innovate on our business strategy and constantly enhance our product offerings. Our executive compensation program is designed to help us realize these objectives.  Specifically, the goals of our executive compensation program are to:

•

recruit and retain talented individuals who can develop, implement and deliver on long-term value creation strategies by using reasonable and competitive pay packages (similar to those made available to executives at companies with which we compete for executive talent) with a focus on long term retention;

•

reinforce our values of progress (how we approach the world), openness (how we treat each other) and impact (how we do our work), which serve to motivate our executives to deliver the highest level of individual, team and company performance;

•

provide a heavier weighting towards equity-based compensation that is directly tied to the long-term value and growth of our company and aligns the interests of our executives with those of our stockholders; and

•	ensure that our pay structure does not encourage unnecessary and excessive risk taking.
•

2014 was our first full year as a public company and a year of significant change, including changes in our leadership and increased focus on our goals. During 2014, we made significant progress, in particular with regard to revenue and active user growth, an expanded sales presence, the launching of new products and the acquisition of a number of companies.

In response to our rapidly evolving business, we made the following compensation decisions in 2014:

Base Salary:  We made competitive adjustments to the base salaries for certain members of our executive team, including certain Named Executive Officers. While we believe that compensation for the executive team should be more heavily weighted towards long term equity incentive compensation, we recognize the need to align more appropriately with market competitive levels and accordingly, increase the salary component of overall compensation because a base salary is a necessary and customary element of compensation required to attract and retain highly-qualified executive officers. Although base salaries for all of our Named Executive Officers remain significantly under market compared to our peers, we expect that we will continue to adjust base salaries over time.

Performance-Based Cash Compensation: With the exception of our President of Revenue who participates in a sales incentive plan, our executive team, including our other Named Executive Officers, does not participate in a performance-based cash compensation plan. We believe that unless and until we reach sustainable profitability on a GAAP basis, performance-based compensation opportunities for our executive officers should continue to be in the form of long term equity incentives. This approach allows us to conserve cash resources but tie a significant portion of the annual compensation opportunities for our executive officers to our performance in the form of equity awards, the value of which is linked to our stock performance.

Equity: Our executive compensation program continues to be heavily weighted towards equity, in particular in the form of restricted stock units (RSUs). In 2014, we granted RSUs to a majority of our Named Executive Officers that will not begin to vest until the fourth quarter of 2017, and subject to, in each case, continued employment with us at the time of vesting.  We implemented this change in vesting in an effort to promote retention and provide incentives to drive our growth over the long-term.

Change in Control and Severance Benefits: To properly motivate and incent our executive team in the event of a change in control and to the possibility of an involuntary termination or a termination with “good reason,” we revised our Change in Control and Severance Policy in the second quarter of 2014 to provide certain executive officers, including our Named Executive Officers, severance and other benefits in the event of an involuntary termination outside the context of a Change in Control. We believe that these revisions further our interest in encouraging retention among our key executive officers and make us more competitive with our peers.

We evaluate our executive compensation programs, including our mix of cash and equity compensation, on an annual basis or as circumstances require based on our business objectives and the competitive environment for talent. For the remainder of 2015, we anticipate emphasizing pay-for-performance and long-term incentive compensation for our executive officers while increasing cash compensation opportunities, where appropriate, in order to move closer to market relative to the competitive landscape.

Our Compensation-Setting Process

We have been undergoing a period of exponential growth and development both as a private and public company in a highly competitive business and technological environment which dictates that we consider a number of factors in determining individual compensation arrangements with executives, including our Named Executive Officers, at the time we hire them:

•	our need to fill a particular position;
•	our financial position and growth direction at the time of hiring;
•	the individual’s expertise and experience; and
•	the competitive nature of the position.

Role of Our Compensation Committee. Our compensation committee is composed entirely of independent directors, and is responsible for overseeing our executive compensation program.  Our compensation committee approves ongoing compensation arrangements for our executive officers, including our Named Executive Officers (other than our CEO) and makes recommendations to the full board of directors regarding our CEO’s compensation.  In making its determination for compensation for our Named Executive Officers, our compensation committee considers the following factors: recommendations of our CEO and other management as described below, the individual achievement of each executive officer, peer group and competitive market data (as described below), the experience and contributions of our executive officers to our key business objectives, and internal pay equity based on the impact on our business and performance.  There is no predetermined formula for weighting these factors;

instead, our Compensation Committee considers all of this information in light of our business objectives.  Our compensation committee operates under a written charter adopted approved by our board of directors. The charter is available on our website.

Role of Management. Each year, our CEO, together with senior HR management, reviews our executive compensation practices against our peer group (described below), competitors for talent and market data. At the compensation committee’s request, our CEO then makes recommendations for target compensation opportunities for executive officers (other than himself). Our compensation committee believes that our CEO’s input for the compensation opportunities for other executives is highly valuable because of his daily involvement with the other members of our executive team and our business. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package, except for our CEO who requested that his base salary remain at $14,000 per year for 2014. Our senior management team also provides input on, and helps negotiate, initial compensation packages for our newly hired executives.  Our compensation committee seeks input from senior management during the process of searching for, and negotiating compensation packages, with new senior level hires and coordinates with our Chief Financial Officer and Chief Accounting Officer in determining the financial and accounting implications of our executive compensation programs and hiring decisions.

Role of the Compensation Consultant. Our compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2014, our compensation committee did not formally engaged an outside consulting firm; however, it will from time to time request that management engage with Compensia, Inc., a national compensation consulting firm, to advise on matters relating to our peer group selection as well as to provide support and specific analyses with regard to compensation data and formulation of recommendations for executive compensation. The compensation committee intends to periodically review the need to independently retain a compensation consultant.

Use of Comparative Market Data. We established our peer group in October 2013 in conjunction with our initial public offering. The below peer group, which was used to inform 2014 compensation decisions, was selected using four general selection parameters. The criteria are software (primary) and broad technology (secondary) companies located in the United States which are between one half (0.5x) and two and one half (2.5x) times our size in revenue with a market capitalization of one third (0.3x) to three (3.0x) times our market capitalization with a preference for companies with high growth and high market capitalization to revenue multiples.

Facebook	Tesla Motors	Workday	Yelp
Netflix	LinkedIn	ServiceNow	Zillow
Salesforce.com	TripAdvisor	Palo Alto Networks
Yahoo	VeriSign	Netsuite
Groupon	Pandora Media	Splunk

Our compensation committee intends to annually review our peer group and the underlying criteria to assess that it remains appropriate for review and comparison purposes. We also participate in surveys of market compensation practices in our industry and broadly across all industries, and undertake specialized studies of competitive market practices using the most relevant published survey sources and public filings.

When determining 2014 executive officer compensation opportunities, management presented information to the compensation committee based on peer group and market survey data. Our compensation committee considered this information in making its decision but did not engage in strict benchmarking to a fixed percentile. Instead, our compensation committee relied on the expertise of its members and on the recommendations of management to craft pay executive packages that are appropriate for our particular executives taking into consideration the factors described above. We believe that the total compensation opportunities of our executive officers, including our Named Executive Officers, was competitive with market practices for similarly situated executives of our peer group and other market competitors.

Elements of Pay and 2014 Compensation Decisions

Our executive compensation program is comprised of three components, listed in order of importance:

Pay Component	Objective	Benefit to stockholders
Equity-based Compensation	Provides a long-term incentive for executives to focus on shareholder value creation	Value at time of vesting is based on long-term growth of Twitter’s stock price

Vesting schedule encourages retention

Base salary	Provides a measure of stable fixed compensation for performance of day-to-day services	Our base salary levels remain comparatively low as we try to conserve cash resources but at levels that are competitive to help us attract and retain talented executives

Amount reflects individual’s performance and scope of responsibilities, as well as the competitive market for executive talent

Benefits	Provides for the health and welfare of our executives and their families, for protection from unexpected loss, as well as the opportunity to save for retirement	Market rate benefits help us attract and retain talented executives

We believe that awarding a significant portion of remuneration in the form of at-risk compensation that is directly linked to our stock price motivates our executive team to focus on growing our business over the long term thereby aligning our executives’ interests with those of our stockholders. We do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each of our Named Executive Officer’s compensation has been individually designed to provide a combination of fixed and at-risk compensation that is tied to achievement of Twitter’s short-and long-term objectives.

The following chart sets forth the relative weight of 2014 compensation attributable to equity-based compensation and base salary for our Named Executive Officers.

Equity Compensation. The majority of the compensation opportunities for each of our executive officers, including each of our Named Executive Officers, is delivered through RSU awards. We use equity compensation to align our Named Executive Officers' financial interests with those of our stockholders and to attract top leadership talent. The time vesting component of our RSU awards encourages retention over the long-term. In addition to the initial equity grant that each executive officer receives as part of his or her new hire package, the compensation committee may grant our executive officers additional equity awards each year as business needs dictate given the nature of our rapidly changing business. When determining the number of RSUs to issue under both new hire and ongoing awards, we use a projected stock price growth scenario to attempt to mitigate the risk of materially over-compensating our executives if our stock price increases significantly. The size of awards that have been granted to our executive team, including our Named Executive Officers, have not been determined based on a specific formula, but rather on our board of directors’ or compensation committee’s discretionary judgment regarding the appropriate level of compensation for the position as compared to those in our peer group or those companies that we consider direct competitors for talent; the critical nature of the position and the anticipated potential future impact, the size of each executive’s base salary due to the fact that we do not have a  cash based bonus program, and the size and vesting schedule of prior equity grants. We do, on occasion, issue options to purchase shares of Twitter stock, either in the form of incentive stock options or non-qualified stock options, to incent those executives who have a direct impact on our financial growth through a performance-based award.

Due to the size and vesting status of our executive team’s existing equity awards, and our desire to incent our executive team to focus on the long-term business objectives, the compensation committee, upon recommendation from our senior management, adopted a gap to market approach to vesting.  Under this approach, RSU awards issued in 2014 are intended to commence vesting when the executive would first experience a material decrease in the realized value of his or her compensation based on the value and vesting terms of his or her existing equity awards (other than awards granted in the connection with a promotion) as of the date the new grants are being approved. For the equity awards granted to our Named Executive Officers in 2014, each vesting schedule was determined on an individual basis and for the majority of our executives, including our Named Executive Officers, the vesting start date commences in the fourth quarter of 2017 and ends in the fourth quarter 2019. We believe this approach will promote long-term retention by allowing for multiple years between the grant date grant and the vesting start date before an executive can begin to realize value on his or her equity award.

For more information relating to the granting of these RSU awards, including the vesting schedules, see “—2014 Grants of Plan-Based Awards Table” below.

2014 Equity Grants. Our CEO did not receive any equity grants in 2014 because our Compensation Committee believed that his existing equity ownership position sufficiently aligns his interests with those of our stockholders.

Our other named executive officers received the following RSU grants in 2014:

Anthony Noto. As inducement to join our company as our chief financial officer, Mr. Noto received a grant of 1,500,000 RSUs and a grant of 500,000 Non-Qualified Stock Options, each with a grant date fair value as set forth in the “Summary Compensation Table” below. The RSUs and Non-Qualified Stock Options vest 25% on the first day of the month following Mr. Noto’s twelve month employment anniversary and 6.25% are subject to quarterly vesting thereafter based on continued employment over the remainder of the vesting period.  The vesting schedule of Mr. Noto’s equity was subsequently modified such that 8/48th of the grant is fully vested as of March 1, 2015 to reflect the pro-rated portion of the first vesting attributable to his length of service at Twitter and all other quarterly vesting events remained unchanged.

Alex Roetter. Mr. Roetter received a grant of 160,000 RSUs with a grant date fair value as set forth in the “Summary Compensation Table” below. These RSUs are subject to quarterly vesting based on continued employment over 9 quarters starting October 1, 2017. Mr. Roetter also received an additional equity grant of 200,000 RSUs with a grant date fair value as set forth below in recognition of his promotion to VP Engineering. These RSUs are subject to quarterly vesting based on continued employment over 8 quarters starting January 1, 2015.

Kevin Weil. Mr. Weil received a grant of 60,000 RSUs with a grant date fair value as set forth in the “Summary Compensation Table” below. These RSUs are subject to quarterly vesting based on continued employment over 9 quarters starting October 1, 2017. Mr. Weil also received an additional equity grant of 240,000 RSUs with a grant date fair value as set forth below in recognition of his promotion to VP Product. These RSUs are subject to quarterly vesting based on continued employment over 8 quarters starting January 1, 2015

Vijaya Gadde. Ms. Gadde received a grant of 145,000 RSUs with a grant date fair value as set forth in the “Summary Compensation Table” below. These RSUs are subject to quarterly vesting based on continued employment over 9 quarters starting October 1, 2017.

Base Salary. Our compensation committee believes base salaries are a necessary and customary element of compensation in order to attract and retain highly qualified executive officers. The salaries of our executive team, including our Named Executive Officers, have remained significantly below market due to the fact that until October 2013, we were a privately-held company with the potential for significant equity upside coupled with our desire to maintain internal pay equity between executive officers and other senior level individuals. In 2014, our compensation committee agreed that the base salary for our executive team, including our Named Executive Officers, should gradually increase to levels that are market competitive. In keeping with this philosophy, our compensation committee limited the amount of base salary increase to the lesser of 80% of market target or 150% of current base. Following the 2014 salary increases, we believe that the salaries for our executive team remain well below our peers. For 2014, Mr. Costolo requested to receive a base salary of $14,000 per year. Mr. Noto did not receive a base salary increase due to fact that he commenced employment in June 2014. The following table shows the base salary rates in effect prior to the effective date of the 2014 increase and the new base salary rates for 2014, effective as of September 1, 2014 (November 1, 2014 for Kevin Weil):

Name	2014 Old Base Salary Rate ($)	2014 New Base Salary Rate ($)
Richard Costolo	14,000	14,000
Anthony Noto	—	250,000
Alex Roetter	220,000	375,000
Kevin Weil	210,000	375,000
Vijaya Gadde	245,000	370,000
Mike Gupta	250,000	250,000

Benefits. Our executive team, including our Named Executive Officers are eligible to participate in various employee benefit plans, such as medical, dental, and vision care plans, flexible spending accounts for health and dependent care, life, accidental death and dismemberment, disability, and travel insurance, employee assistance programs, and paid time off.  Twitter executives participate in the same benefits plans and programs that all other Twitter employees based in the US do.

In addition, we maintain a tax qualified 401(k) retirement savings plan that contains both a pre-tax and an after-tax Roth savings feature for the benefit of eligible employees, including our Named Executive Officers. In 2014, we provided a one-time 401(k) company contribution of $1,500 for all employees, including our Named Executive Officers, who were regular US employees as of December 31, 2014, pro-rated for the number of days employed in 2014 if hired between January 1 and December 31, 2014. This one-time contribution was to introduce the 401(k) company matching feature which will be implemented in 2015 to encourage all US employees to contribute to long-term retirement planning. The 2014 contribution was fully vested as of the December 31 contribution date and is deductible by us.

Other Compensation Information

Employment Arrangements. Each of our Named Executive Officers, has entered into a written, at-will employment offer letter with us. For a summary of the material terms and conditions of these employment offer letters, see "Offer Letter Agreements."

Post-Employment Compensation. Each of our Named Executive Officers participates in a Change in Control and Severance Policy (the “Severance Policy”), which provides standardized payments and benefits to the Named Executive Officers in the event of an involuntary termination by Twitter or termination for “good reason” by the participant, whether or not in connection with a Change in Control, during normal course of business in order to make these benefits consistent among the executives who have these arrangements. Our compensation committee approves all plan participants and the level of benefit applicable to each plan participant. In the case of a change in control event, we believe that these arrangements assist to maximize stockholder value and maintain executive focus in the immediate period prior to, during and after the change in control event. To that end, the Severance Policy includes a “double” trigger provision meaning that both a change in control and termination of employment must occur for the participant to receive the benefit. The material terms of these post-employment arrangements are set forth in “Potential Payments Upon Termination or Change in Control” below.

Accounting Treatment. We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. We expect that our compensation committee will continue to review and consider the accounting impact of equity awards in addition to considering the impact for dilution and overhang when deciding the amounts and terms of equity grants.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, may limit the amount that we may deduct from our federal income taxes for compensation paid to our executive officers to one million dollars per executive officer per year, unless certain requirements are met. Code Section 162(m) provides an exception from this deduction limit for certain forms of performance-based compensation. While our compensation committee is mindful of the benefit of the full deductibility of compensation, our board of directors and compensation committee believe that we should not be constrained by the requirements of the Code Section 162(m) exception where those requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our board of directors and compensation committee have not adopted a policy that would require that all compensation be deductible. We intend to continue to compensate our executive officers in a manner consistent with the best interests of Twitter and our stockholders.

Taxation of Parachute Payments and Deferred Compensation. We do not provide, and have no obligation to provide, any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Section 409A of the Code. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Section 409A of the Code.

Hedging and Pledging Policies.  We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock.  This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.  In addition, our Named Executive Officers are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Compensation Risk Assessment. Our management team and compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices and policies for all employees, including our Named Executive Officers. Each year, management performs an assessment of our compensation plans and practices and, for 2014, concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company. The objective of the assessment is to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our compensation committee has reviewed this report and agreed with management’s conclusions.

Executive Officer Employment Letters

Richard Costolo

We entered into an executive employment letter dated October 1, 2013 with Richard Costolo, our Chief Executive Officer. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Costolo may have concerning his employment relationship with us. The letter also provides that Mr. Costolo’s annual base salary is $14,000.

Anthony Noto

We entered into an executive employment letter dated June 30, 2014 with Anthony Noto, our Chief Financial Officer. The letter has no specific term and provides for at-will employment. The letter provides that Mr. Noto’s current base salary is $250,000 and outlines his grants of 1,500,000 RSUs and 500,000 non-qualified stock options, each vesting 25% on the first day of the month following his one-year employment anniversary (with 8/48th of the grant vesting as of March 1, 2015) and then quarterly thereafter for the remaining 12 quarters. Mr. Noto’s letter also specifies his severance arrangement if he is involuntarily terminated or terminates for “good reason” either in isolation or in connection with a Change in Control event, as described in the section titled “Potential Payments Upon Termination or Change in Control.”

Mike Gupta

We entered into an executive employment letter dated October 1, 2013 with Mike Gupta, our former Chief Financial Officer. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Gupta may have concerning his employment relationship with us. The letter also provides that Mr. Gupta’s current annual base salary is $250,000. Mr. Gupta stepped down from the role of CFO on August 11, 2014 and remains employed with us as Senior Vice President, Strategic Investments, with no change to his current executive employment letter.

Alex Roetter

We entered into an executive employment letter dated July 28, 2010 with Alex Roetter, our Senior Vice President of Engineering. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Roetter may have concerning his employment relationship with us. The letter also provides that Mr. Roetter’s then annual base salary was $150,000. For Mr. Roetter’s current base salary see  Compensation Discussion & Analysis—Base Salary.

Kevin Weil

We entered into an executive employment letter dated May 26, 2009 with Kevin Weil, our Senior Vice President of Product. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Weil may have concerning his employment relationship with us. The letter also provides that Mr. Weil’s then annual base salary was $120,000. For Mr. Weil’s current base salary, see Compensation Discussion & Analysis—Base Salary.

Vijaya Gadde

We entered into an executive employment letter dated October 1, 2013 with Vijaya Gadde, our General Counsel and Secretary. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Ms. Gadde may have concerning her employment relationship with us. The letter also provides that Ms. Gadde’s annual base salary is $250,000 as of the effective date of the employment letter. For Ms. Gadde’s current base salary, see Compensation Discussion & Analysis—Base Salary.

Compensation and Risk

We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In our review, we considered numerous factors and design elements that manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including the following:

•	a commission-based incentive program for sales employees that only results in payout based on measurable financial or business critical metrics;
•	ownership of a large percentage of our shares and equity-based awards by senior management; and
•

our practice of awarding long-term equity grants upon hire to our executives in order to directly tie the executive’s expectation of compensation to their contributions to the long-term value of the Company.

Based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on Twitter.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Twitter’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee
Peter Fenton (Chair)

Peter Chernin*

David Rosenblatt

* Ms. Scardino will replace Mr. Chernin as a member of the Compensation Committee on May 1, 2015

Summary Compensation Table for Fiscal Year 2014

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Richard Costolo	2014	13,892	—	—	—	161,507	175,399
Chief Executive Officer	2013	130,250	—	—	—	—	130,250
	2012	200,000	—	2,903,783	8,401,957	—	11,505,740
Anthony Noto(6)	2014	124,038	—	9,545,000	63,075,000	24,060	72,768,098
Chief Financial Officer
Mike Gupta(7)	2014	248,077	—	—	—	15,157	263,234
Senior Vice President, Strategic Investments and Former Chief Financial Officer	2013	241,667	—	—	24,398,000	—	24,639,667
Alex Roetter(8)	2014	276,712	—	—	18,759,600	27,397	19,063,709
Senior Vice President of Engineering
Kevin Weil(9)	2014	252,056	2,500	—	12,733,800	15,997	13,004,353
Senior Vice President of Product
Vijaya Gadde	2014	283,981	—	—	7,555,950	15,157	7,855,088
General Counsel	2013	219,583	7,500	—	14,904,900	—	15,131,983

(1)	At his own recommendation to the compensation committee, Mr. Costolo’s base salary rate for 2014 was maintained at $14,000, pursuant to a reduction implemented effective August 2013.
(2)	Amounts disclosed in this column relate to employee referral bonuses. Commencing 2015, members of senior management will no longer be eligible to participate in the employee referral bonus program.
(3)

Amounts disclosed in this column relate to grants of non-qualified stock options made under our 2007 Plan and 2013 Plan. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair value for each stock option was determined in good faith by our board of directors without regard to lapsing restrictions, which assumptions are set forth in Note 12 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014, and do not reflect amounts actually paid to, or realized by, our Named Executive Officers in 2014, 2013 or 2012. For further information on the stock option grant made to Mr. Noto in 2014, see the “Grants of Plan-Based Awards in Fiscal Year 2014” table below. As a general practice, Twitter discontinued its practice of awarding stock options in 2012.

(4)

Amounts disclosed in this column relate to grants of RSUs made under our 2007 Plan and 2013 Plan. With respect to each RSU grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair value for each RSU was determined in good faith by the Board without regard to lapsing restrictions, which assumptions are set forth in Note 12 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014, and do not reflect amounts actually paid to, or realized by, our Named Executive Officers in 2014, 2013 or 2012. For further information on the RSU grants made in 2014, see the “Grants of Plan-Based Awards in Fiscal Year 2014” table below.

(5)

Amounts disclosed in this column include (i) a one-time company contribution made to our Named Executive Officer’s 401(k) account, which contribution was made to all eligible employees generally, (ii) for Mr. Costolo, personal car service in the amount of $32,250, respectively and (iii) for Messrs. Costolo, Noto, Roetter, Weil and Gupta and Ms. Gadde, the cost of residential security and protective detail of $127,757, $22,560, $25,897, $14,497, $13,657 and $13,657, respectively. Due to the nature of our business, we believe that ensuring the personal safety of all of our employees, including our executive team, is paramount and necessary to our continued success. We do not consider any security costs to be personal benefits, however, the disclosure regulations require us to report such incremental costs as “All Other Compensation” above.

(6)	Mr. Noto was hired on June 30, 2014 and appointed as our Chief Financial Officer on August 12, 2014.
(7)	Mr. Gupta stepped down from the position of Chief Financial Officer on August 11, 2014.
(8)	Mr. Roetter was promoted to lead the Engineering Organization on June 4, 2014 and was further promoted to SVP, Engineering on February 24, 2015.
(9)	Mr. Weil was promoted to lead the Product Organization on October 30, 2014 and was further promoted to SVP, Product on February 24, 2015.

Grants of Plan-Based Awards in 2014

The following table sets forth information regarding grants of awards made to our Named Executive Officers during 2014. We did not grant any plan-based cash awards during 2014.

Name	Grant Date		Number of Securities Underlying Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Richard Costolo	—		—	—	—	—
Anthony Noto	07/01/2014	(2)	1,500,000	—	—	63,075,000
	07/01/2014	(2)		500,000	42.05	9,545,000
Mike Gupta	—		—	—	—	—
Alex Roetter	09/12/2014	(3)	360,000	—	—	18,759,600
Kevin Weil	09/12/2014	(3)	60,000	—	—	3,126,600
	11/21/2014		240,000	—	—	9,607,200
Vijaya Gadde	09/12/2014	(3)	145,000	—	—	7,555,950

(1)

Reflects grant date fair value of restricted stock units and stock options computed in accordance with FASB ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 3 and 4 to the Summary Compensation Table above. These amounts do not correspond to the actual value that may be realized by the Named Executive Officers.

(2)

Reflects the award of restricted stock units and stock options under the 2013 Plan in connection with the commencement of Mr. Noto’s employment as Chief Financial Officer pursuant to the terms of his executive employment letter.

(3)	Reflects the award of restricted stock units under the 2013 Plan as part of the 2014 compensation review.

Outstanding Equity Awards at 2014 Year-End

The following table lists all outstanding equity awards held by our Named Executive Officers as of December 31, 2014. These equity amounts have been adjusted, as applicable, to reflect, (i) a three-for-one forward stock split completed in May 2010 and (ii) a two-for-one forward stock split completed in May 2011. See “Potential Payments on Termination or Change-in-Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

			Option Awards				Stock Awards
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Exercise Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (3)
Richard Costolo	9/4/2009	(4)	4,025,606	—	0.4283	09/03/2019	—	—
	11/23/2010	(5)	4,110,284	—	1.8300	11/23/2020	—	—
	4/12/2012	(6)	48,554	339,886	14.4200	04/11/2022	—	—
	4/12/2012	(7)	—	—	—	—	509,828	18,287,530

Anthony Noto	7/1/2014	(8)	— 500,000 500,000	500,000	42.05	06/30/2024	—	—
	7/1/2014	(9)	—	—	—	—	1,500,000	53,805,000 53,805,000 53,805,000

Mike Gupta	1/24/2013	(10)	—	—	—	—	225,000	8,070,750
	3/8/2013	(11)	—	—	—	—	281,250	10,088,438
	8/9/2013	(12)	—	—	—	—	300,000	10,761,000

Alex Roetter	7/28/2011	(13)	—	—	—	—	6,250	224,188
	2/10/2012	(14)	—	—	—	—	31,250	1,120,938
	9/27/2012	(15)	—	—	—	—	21,875	784,656
	3/8/2013	(16)	—	—	—	—	126,563	4,539,815
	8/9/2013	(17)	—	—	—	—	375,000	13,451,250
	9/12/2014	(18)	—	—	—	—	200,000	7,174,000
	9/12/2014	(19)	—	—	—	—	160,000	5,739,200

Kevin Weil	7/7/2009	(20)	16,000	—	0.1989	07/06/2019	—	—
	1/26/2011	(21)	24,904	3,334	2.2750	01/25/2021	—	—
	1/26/2011	(22)	540	—	2.2750	01/25/2021	—	—
	3/8/2013	(23)	—	—	—	—	70,313	2,522,127
	8/9/2013	(24)	—	—	—	—	103,125	3,699,094
	8/9/2013	(25)	—	—	—	—	360,000	12,913,200
	9/12/2014	(19)	—	—	—	—	60,000	2,152,200
	11/21/2014	(18)	—	—	—	—	240,000	8,608,800

Vijaya Gadde	7/28/2011	(26)	—	—	—	—	19,688	706,209
	8/9/2012	(27)	—	—	—	—	6,563	235,415
	3/8/2013	(28)	—	—	—	—	36,563	1,311,515
	8/9/2013	(29)	—	—	—	—	202,500	7,263,675
	10/23/2013	(30)	—	—	—	—	305,938	10,973,996
	9/12/2014	(19)	—	—	—	—	145,000	5,201,150

(1)	Each of the outstanding equity awards was granted pursuant to our 2007 Plan or 2013 Plan.
(2)

This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.  The stock options granted to Mr. Noto represent the fair value of a share of common stock on the date of grant.

(3)

This column represents the fair market value of the shares of our common stock underlying the RSUs as of December 31, 2014, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $35.87 per share on December 31, 2014.

(4)

All of the shares of our common stock subject to this option were fully vested as of September 1, 2013.  In December 2012, Mr. Costolo transferred all of his rights, title and interest with respect to 273,000 vested shares of our common stock originally subject to this option to his spouse, who subsequently transferred all of her rights, title and interest with respect to such shares to the Lorin Costolo 2012 Gift Trust, for which The Northern Trust Company serves as trustee.

(5)

All of the shares of our common stock subject to this option were fully vested as of November 22, 2014.  25% of the shares of our common stock subject to this option vested on November 22, 2011, and the balance vested in 47 successive equal monthly installments.

(6)

6.25% of the shares of our common stock subject to this option will vest on each of January 1, 2015 and April 1, 2015, and 18.75% of the shares of our common stock subject to this option will vest in successive equal quarterly installments, subject to continued service through each such vesting date.

(7)

6.25% of the shares of our common stock underlying the RSUs will vest on each of January 1, 2015 and April 1, 2015, and 18.75% of the shares of our common stock underlying the RSUs will vest in successive equal quarterly installments, subject to continued service through each such vesting date.

(8)

16.67% of the shares of our common stock subject to this option will vest on March 1, 2015, 8.33% of the shares of our common stock subject to this option will vest on July 1, 2015, and the balance vests in twelve equal quarterly installments beginning on October 1, 2015, subject to continued service through each such vesting date.

(9)

16.67% of the shares of our common stock underlying the RSUs will vest on March 1, 2015, 8.33% of the shares of our common stock underlying the RSUs will vest on July 1, 2015, and the balance vests in twelve equal quarterly installments beginning on October 1, 2015, subject to continued service through each such vesting date.

(10)

The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on December 1, 2013.  Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments.  Thereafter, an additional 3/48th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(11)

25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date.

(12)

20% of the shares of our common stock underlying the RSUs vested on August 1, 2014, an additional 5% of the shares of our common stock underlying the RSUs will vest quarterly beginning on November 1, 2014 through August 1, 2015 and an additional 7.5% of the shares of our common stock underlying the RSUs will vest quarterly beginning on November 1, 2015 through August 1, 2017, subject to continued service through each such vesting date.

(13)

The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on January 1, 2012.  Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments.  Thereafter, an additional 1/16th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(14)

The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on March 1, 2013.  Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments.  Thereafter, an additional 1/16th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(15)

The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on September 1, 2013.  Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments.  Thereafter, an additional 1/16th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(16)

25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date.

(17)

20% of the shares of our common stock underlying the RSUs vested on August 1, 2014.  Beginning on November 1, 2014, an additional 1/20th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, and beginning November 1, 2015, an additional 1/13th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(18)	12.5% of the shares of our common stock underlying the RSUs vests in eight equal quarterly installments beginning on January 1, 2015, subject to continued service through each such vesting date.
(19)	11.11% of the shares of our common stock underlying the RSUs vests in nine equal quarterly installments beginning on October 1, 2017, subject to continued service through each such vesting date.
(20)

All of the shares of our common stock subject to this option were fully vested as of May 20, 2013.  25% of the shares of our common stock subject to this option vested on May 20, 2010, and the balance vested in 48 successive equal monthly installments.

(21)

30% of the shares of our common stock subject to this option vested on January 1, 2012.  Beginning on January 1, 2013, an additional 1/35th of the total number of shares of our common stock subject to this option vests in monthly installments, subject to continued service through each such vesting date.

(22)

All of the shares of our common stock subject to this option were fully vested as of December 1, 2013.  11% of the shares of our common stock subject to this option vested on January 1, 2012, and the balance vested in 13 successive equal monthly installments.

(23)

25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date.

(24)

25% of the shares of our common stock underlying the RSUs vested on August 1, 2014, and the balance vests in twelve equal quarterly installments beginning on November 1, 2014, subject to continued service through each such vesting date.

(25)

20% of the shares of our common stock underlying the RSUs vested on August 1, 2014.  Beginning on November 1, 2014, an additional 1/20th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, and beginning November 1, 2015, an additional 1/13th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(26)

The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on January 1, 2012.  Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments.  Thereafter, an additional 3/48th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(27)

The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on August 1, 2013.  Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments.  Thereafter, an additional 3/48th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.

(28)

25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date.

(29)

20% of the shares of our common stock underlying the RSUs vested on August 1, 2014, an additional 5% of the shares of our common stock underlying the RSUs vests quarterly beginning on November 1, 2014 through August 1, 2015 and an additional 7.5% of the shares of our common stock underlying the RSUs will vest quarterly beginning on November 1, 2015 through August 1, 2017, subject to continued service through each such vesting date.

(30)

25% of the shares of our common stock underlying the RSUs vested on September 1, 2014, and the balance vests in twelve equal quarterly installments beginning on December 1, 2014, subject to continued service through each such vesting date.

Option Exercises and Stock Vested in 2014

The following table sets forth the number of shares of common stock acquired during 2014 by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting. These unit amounts have been adjusted, as applicable, to reflect (i) the three-for-one forward stock split completed in May 2010 and (ii) the two-for-one forward stock split completed in May 2011.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Richard Costolo	—	—	72,832 —	3,564,398
Anthony Noto	—	—	—	—
Mike Gupta	—	—	539,668	23,822,609
Alex Roetter	15,625	533,873	409,275	18,985,636
Kevin Weil	310,000	10,918,285	221,562	9,411,679
Vijaya Gadde	—	—	326,350	15,681,830

(1)	Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2014.
(2)

Calculated by multiplying (i) the lesser of the fair market value of common stock on the exercise date, which was determined using the closing price on the New York Stock Exchange of a share of common stock on the date of exercise, or if such day is a holiday, on the immediately preceding trading day minus the exercise price, or the disposition price if the shares are disposed of in a disqualified disposition, by (ii) the number of shares of common stock acquired upon exercise.
(3)

Reflects the aggregate number of shares of common stock underlying the restricted stock unit awards that vested in 2014.  Of the amount shown for Messrs. Costolo, Gupta, Roetter and Weil and Ms. Gadde, 36,804, 275,035, 213,835, 115,875 and 170,397 shares, respectively, of common stock were sold to pay taxes due in connection with the vesting.

(4)

Calculated by multiplying (i) the fair market value of common stock on the vesting date, which was determined using the closing price on the New York Stock Exchange of a share of common stock on the date of vest (until May 2014) and the date prior to the day of vesting (May 2014 after), or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of common stock acquired upon vesting. Of the amount shown for Messrs. Costolo, Gupta, Roetter and Weil and Ms. Gadde, $1,805,901, $11,878,424, $9,262,738, $4,555,083 and $7,739,100, respectively, represents net proceeds after tax withholding.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our Named Executive Officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our Named Executive Officers are entitled to participate.

Hedging Policy

Our directors and executive officers are prohibited from hedging their ownership of Twitter stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt.

Potential Payments Upon Termination or Change in Control

All of our Named Executive Officers participate in our Severance Policy, which provides standardized payments and benefits to the Named Executive Officers in the event of an involuntary termination by Twitter or termination for “good reason” by the participant either in connection with a change in control or during normal course of business in order to make these benefits consistent among the executives who have these arrangements. The compensation committee approves all plan participants and the level of benefit applicable to each plan participant. In the case of a change in control event, we believe that these arrangements assist to maximize stockholder value and maintain executive focus in the immediate period prior to, during and after the change in control event. The Severance Policy also includes a “double” trigger provision meaning that both a change in control and termination of employment must occur for the participant to receive the benefit. The material terms of these post-employment arrangements are set forth below, but generally each of our Named Executive Officers who signs and does not revoke a release of claims in connection with an involuntary termination of employment would be entitled to benefits, as specified in the participation agreement between that eligible employee and Twitter, as follows: (i) a lump sum severance payment equal to 100% of such eligible employee’s annual base salary whether or not such qualifying employment termination is in connection with a change of control, (ii) payment for up to 12 months of COBRA premiums to continue health insurance coverage for such eligible employee and his or her eligible dependents that were covered under our healthcare plan in connection with a change of control, and 6 months of such premiums upon a qualifying employment termination not in connection with a change of control, and (iii) acceleration of vesting of 50% (or 100% in the case of our CEO and CFO) of the shares underlying all unvested equity awards held by such eligible employee immediately prior to such involuntary termination in connection with a change of control, and at least 12.5% for all eligible employees (including Twitter’s CEO and CFO) for a qualifying employment termination not in connection with a change of control. The compensation committee reviews the equity acceleration percentage for each participant and will adjust as and when necessary to align with peer company practices.

Name	% of Base Salary Upon Termination as a result of a CIC	% of Accelerated Vesting Upon Termination as a result of a CIC	% of Base Salary Upon Termination not in connection with a CIC	% of Accelerated Vesting Upon Termination not in connection with a CIC
Richard Costolo	100%	100%	100%	12.5%
Anthony Noto	100%	100%	50%	12.5%
Mike Gupta	100%	100%	100%	17%
Alex Roetter	100%	50%	100%	12.5%
Kevin Weil	100%	50%	100%	12.5%
Vijaya Gadde	100%	50%	100%	12.5%

Specific to Mike Gupta, on August 8, 2014 we entered into an Amended & Restated Change in Control Severance Policy Participation Agreement which provides for the following separation benefits upon a voluntary termination on or before February 28, 2015 as follows: 50% of base salary upon a voluntary termination; 12.5% of accelerated vesting upon a voluntary termination; and six (6) months of COBRA benefit.

“Involuntary Termination” means a termination of employment by Twitter other than for Cause, death or Disability or a termination of employment by the employee for Good Reason.

“Good Reason” means termination of employment within thirty (30) days following the “notice and cure period” in the next paragraph following the occurrence of one or more of the following events, without the employee’s express written consent: (a) a material adverse change in the nature or scope of the employee’s authority, powers, functions, duties, responsibilities, or reporting relationship (including ceasing to directly report to the chief executive officer or board of directors of a publicly traded entity, as applicable); (b) a material reduction by Twitter in the employee’s rate of annual base salary; (c) the failure of the Company to continue any material compensation plan in which the employee is participating, unless the employee is  permitted to participate in other plans providing the employee  with substantially comparable compensation-related benefits, or the taking of any action by Twitter which would adversely affect the employee’s participation in or materially reduce the employee’s compensation-related benefits under any such plan; or (d) the failure of Twitter to obtain from any successor or transferee of Twitter an express written and unconditional assumption of Twitter’s obligations under the Severance Policy.

Employment may be terminated by the employee for Good Reason only if an event or circumstance set forth the Good Reason definitions as specified in (a) through (d) above shall have occurred and the employee provides Twitter with written notice thereof within ninety (90) days after the employee has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the employee believes constitutes Good Reason, Twitter fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and the employee resigns after the expiration of the cure period referenced in the preceding clause.

“Cause” means (a) the unauthorized use or disclosure of Twitter’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) the breach of any agreement between the employee and Twitter; (c) the failure to comply with the Company’s written policies or rules, including its code of conduct; (d) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (e) gross negligence or willful misconduct in the performance of the employee’s duties; (f) the continuing failure to perform assigned duties after receiving written notification of the failure from the board of directors (or for Eligible Employees other than the Chief Executive Officer, from the Chief Executive Officer); or (g) the failure to cooperate in good faith with a governmental or internal investigation of Twitter or its directors, officers or employees, if Twitter has requested  cooperation; provided, however, that “Cause” will not be deemed to exist in the event of subsections (b), (c) or (f) above unless the employee has been provided with (i) 30 days’ written notice by the Board or the act or omission constituting “Cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure.

“Change of Control” means the occurrence of any of the following events:

A. Change in Ownership of Twitter. A change in the ownership of Twitter which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Twitter that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Twitter; provided, however, that the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of Twitter will not be considered a Change of Control; or

B. Change in Effective Control of Twitter. If Twitter has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of Twitter which occurs on the date that a majority of members of the board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election. For purposes of this clause (B), if any Person is considered to be in effective control of Twitter, the acquisition of additional control of Twitter by the same Person will not be considered a Change of Control; or

C. Change in Ownership of a Substantial Portion of Twitter’s Assets. A change in the ownership of a substantial portion of Twitter’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from Twitter that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Twitter immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of Twitter’s assets: (i) a transfer to an entity that is controlled by Twitter’s stockholders immediately after the transfer, or (ii) a transfer of assets by Twitter to: (a) a stockholder of Twitter (immediately before the asset transfer) in exchange for or with respect to Twitter’s stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Twitter, (c) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Twitter, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

The table below outlines the estimated amount of payments and benefits that we would provide to our Named Executive Officers assuming that their employment was terminated as of December 31, 2014 (including in connection with a change in control) and the price per share of common stock was $35.87, the closing market price on December 31, 2014 (the last trading day of 2014). None of our Named Executive Officers are currently entitled to retirement benefits or additional benefits upon voluntary termination, death or disability.

The employment of the Named Executive Officers did not actually terminate on December 31, 2014, nor did Twitter incur a change in control on December 31, 2014. As a result, the Named Executive Officers did not receive any of the amounts shown in the table below. The actual amounts to be paid to a Named Executive Officer in connection with a termination event or a change in control event can only be determined at the time of such termination event.

Each Named Executive Officer is entitled to receive amounts earned during the term of employment regardless of the manner of termination. These amounts include accrued base salary and other employee benefits to which the Named Executive Officer was entitled on the date of termination, and are not shown in the table below.

Executive	Payment Elements	Qualifying Termination(1) Change in Control ($)	Termination Without Cause or for Good Reason ($)	Voluntary Termination ($)
Richard Costolo	Salary	14,000	14,000	—
	Stock Options	7,290,555	911,319	—
	Restricted Stock Units	18,287,530	2,285,941	—
	Health Coverage(2)	19,926	9,963	—
	Total	25,612,011	3,221,223	—
Anthony Noto	Salary	250,000	125,000	—
	Stock Options	—	—	—
	Restricted Stock Units	53,805,000	6,725,605	—
	Health Coverage(2)	19,926	9,963	—
	Total	54,074,926	6,860,568	—
Mike Gupta	Salary	250,000	250,000	125,000
	Stock Options	—	—	—
	Restricted Stock Units	28,920,188	4,916,132	3,615,024
	Health Coverage(2)	19,926	19,926	9,963
	Total	29,190,114	5,186,058	3,749,987
Alex Roetter	Salary	375,000	375,000	—
	Stock Options	—	—	—
	Restricted Stock Units	16,517,024	4,129,256	—
	Health Coverage(2)	19,926	9,963	—
	Total	16,911,950	4,514,219	—
Kevin Weil	Salary	375,000	375,000	—
	Stock Options	56,003	14,001	—
	Restricted Stock Units	14,947,711	3,736,928	—
	Health Coverage(2)	15,667	7,834	—
	Total	15,394,381	4,133,763	—
Vijaya Gadde	Salary	370,000	370,000	—
	Stock Options	—	—	—
	Restricted Stock Units	12,845,980	3,211,495	—
	Health Coverage(2)	15,021	7,510	—
	Total	13,231,001	3,589,005	—

(1)

Definition of Qualifying Termination is termination by Twitter (or its successor) without Cause (excluding death or disability) or by the employee for Good Reason in connection with, or during the one-year period immediately following a change in control.

(2)

Represents six months of Twitter-paid insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 in the case of termination without cause or termination for good reason and twelve months of Twitter-paid insurance coverage in the case of a Qualifying Termination. In the case of Mr. Gupta, twelve months of Twitter-paid insurance coverage in the case of a termination without case or termination for good reason or Qualifying Termination and six months of paid insurance coverage in the case of a voluntary termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2014, including our Purchase Plan. No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under equity Compensation Plans (Excluding Securities reflected in Column (a))
Equity compensation plans approved by security holders	78,070,829	(1)	$3.59	(2)	112,926,670	(3)
Equity compensation plans not approved by security holders (4)	1,409,630		$2.18		0
Total	79,480,459		$3.48		112,926,670

(1)	This amount includes the following shares that may be issued under the 2013 Plan, 2007 Plan, Twitter, Inc. 2011 Acquisition Option Plan and the Purchase Plan:
•	shares that may be issued in connection with outstanding stock options;
•	shares that may be issued in connection with stock awards; and
•	shares that may be issued in connection with directors' deferred stock awards.
(2)

Indicates a weighted average price for 18,068,778 outstanding options under our 2007 Plan and our 2013 Plan. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(3)

As of December 31, 2014, 90,697,702 shares remained available for issuance under the 2013 Plan and 22,228,968 shares remained available for future issuance under the Purchase Plan. Permissible awards under the 2013 Plan include incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. In addition, our 2013 Plan provides that on the first day of each fiscal year beginning in 2014 and ending in (and including) 2023, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 60,000,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014 and ending in (and including) 2033, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 11,300,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2015, the number of shares available for issuance under our 2013 Plan and our Purchase Plan increased by 32,092,956 shares and 6,418,591 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

(4)

Includes a stand-alone option agreement with an employee and the following plans: Afterlive.tv Inc. 2010 Stock Plan, Apps and Zerts Inc. 2013 Stock Plan, Bluefin Labs Inc. 2008 Stock Option Plan, CardSpring Inc. Amended and Restated 2011 Equity Incentive Plan, Crashlytics 2011 Stock Plan, Gnip Inc., 2008 Incentive Plan, MoPub Inc. 2010 Equity Incentive Plan, Niche Project 2014 Equity Incentive Plan, TapCommerce Inc. 2012 Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2015 for:

•	each of our directors and nominees for director;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 653,140,575 shares of our common stock outstanding as of March 31, 2015. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2015 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2015 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Richard Costolo (1)	8,040,091	1.22%
Anthony Noto (2)	206,596	*
Vijaya Gadde (3)	92,121	*
Alexander Roetter (4)	51,138	*
Kevin Weil (5)	268,199	*
Jack Dorsey (6)	23,824,886	3.64%
Peter Chernin (7)	112,500	*
Peter Currie (8)	362,916	*
Peter Fenton (9)	17,885,077	2.74%
David Rosenblatt (10)	350,000	*
Marjorie Scardino (11)	4,018	*
Evan Williams (12)	51,107,193	7.82%
All executive officers and directors as a group (13 persons) (13)

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Consists of 7,694,895 shares issuable pursuant to outstanding stock options held by Mr. Costolo which are exercisable within 60 days of March 31, 2015. Mr. Costolo also holds RSUs, none of which will become vested within 60 days of March 31, 2015.

(2)

Consists of 83,333 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2015. Mr. Noto also holds RSUs, none of which will become vested within 60 days of March 31, 2015.

(3)	Consists of 20,999 shares of common stock and shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2015.
(4)	Consists of 25,000 shares of common stock and shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2015.
(5)

Consists of (i) 33,375 shares of common stock and shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2015 and (ii) and 44,778 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2015.

(6)

Consists of (i) 17,470,810 shares held of record by the Jack Dorsey Revocable Trust dated December 8, 2010, for which Mr. Dorsey serves as trustee, (ii) 2,354,076 shares held of record by the Jack Dorsey 2010 Annuity Trust, for which Mr. Dorsey serves as trustee, (iii) 2,000,000 shares held of record by the Jack Dorsey 2014 Annuity Trust UAD 8/18/2014, for which Mr. Dorsey serves as trustee and (iv) 2,000,000 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2015.

(7)

Consists solely of shares of common stock held by The Chernin Group, LLC, for which Mr. Chernin serves as founder and chairman. No RSUs are issuable upon vesting of RSUs within 60 days of March 31, 2015.

(8)	Consists of 360,000 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2015.
(9)

Consists of (i) 14,286,005 shares held of record by Benchmark Capital Partners VI, L.P. (“BCP VI”), (ii) 893,464 shares held of record by Benchmark Founders’ Fund VI, L.P. (“BFF VI”), (iii) 586,384 shares held of record by Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”), (iv) 1,540,024 shares held of record by BCP VI in nominee for the benefit of person associated with Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”) and (v) 579,200 shares held of record by the Fenton Family Trust, for which Mr. Fenton and his spouse serve as trustees. Mr. Fenton is a managing member of BCMC VI, the general partner of each of BCP VI, BFF VI and BFF VI-B and, therefore, may be deemed to hold voting and dispositive power over the shares held by BCP VI, BFF VI and BFF VI-B.

(10)	Consists solely of shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2015.
(11)	Consist of 4,018 shares of common stock.
(12)

Consists of (i) 2,961,082 shares held of record by Mr. Williams, (ii) 40,918,454 shares held of record by Obvious, LLC, for which Mr. Williams serves as the sole member, (iii) 522,038 shares held of record by the Green Monster Trust dated November 7, 2012, for which the Goldman Sachs Trust Company serves as trustee, (iv) 19,314 shares held of record by Mr. Williams’ spouse, (v) 560,726 shares held of record by The Family Trust under the Williams 2010 Qualified Annuity Trust 1 dated August 31, 2010, for which Mr. Williams’ spouse serves as trustee and (vi) 6,125,579 shares held of record by the Article IV Family Trust Under Williams 2010 Qualified Annuity Trust 5, for which Mr. Williams’ spouse and the Goldman Sachs Trust Company serve as co-trustees.

(13)

Consists of (i) 104,532,085 shares held of record by our current directors and executive officers, (ii) 12,684,620 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2014 and (iii) 90,374 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2014.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We have entered into change in control agreements with certain of our executive officers pursuant to our Change in Control and Severance Policy that, among other things, provides for certain severance and change in control benefits. See the section titled and “Executive Compensation—Potential Payments upon Termination or Change in Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above, since January 1, 2014, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive officer and director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the company’s total revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2014, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2014 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2014 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://investor.twitterinc.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Twitter, Inc., Attention: Investor Relations, 1355 Market Street, Suite 900, San Francisco, California 94103.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 20, 2015

TWITTER, INC. Annual Meeting of Stockholders June 3, 2015 at 2:00 PM PDT This Proxy is solicited on behalf of the Board of Directors of Twitter, Inc. The stockholder(s) hereby appoint(s) Richard Costolo, Anthony Noto and Vijaya Gadde, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TWITTER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM PDT on June 3, 2015, at Yerba Buena Center for the Arts, YBCA Forum, 701 Mission Street, San Francisco, California 94103 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at http://www.viewproxy.com/twitter/2015.

Please mark your votes like this ☒ The Board of Directors recommends you vote FOR the following nominees for director: 1. Election of Directors Nominees: FOR ALL WITHHOLD FOR ALL FOR ALL EXCEPT 01 David Rosenblatt 02 Evan Williams ☐ ☐ ☐ INSTRUCTIONS: To withhold authority to vote for any individual, mark, “For All Except” and write the nominee’s name(s) on the line below. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐ t The Board of Directors recommends you vote 1 YEAR for the following proposal: 1 year 2 years 3 years ABSTAIN 2. To approve, on an advisory basis, the frequency of future stockholder ☐ ☐ ☐ ☐ advisory votes on the compensation of our named executive officers. The Board of Directors recommends you vote FOR the following proposal: FOR AGAINST ABSTAIN 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s ☐ ☐ ☐ independent registered public accounting firm for the fiscal year ending December 31, 2015. NOTE: Such other business as may properly come before the meeting and any adjournment or postponement thereof. I plan to attend the meeting ☐ Date:______________________________________________________ __________________________________________________________ Signature __________________________________________________________ Signature (if held jointly) NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Shares on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Shares by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your Shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Shares by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.